SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 25, 2007

INFORTE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 N. Dearborn, Suite 1200
Chicago, Illinois	60610
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (312) 540-0900

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

          On January 31, 2007, Inforte Corp. (“Inforte”) issued a release announcing, among other things, earnings for the quarter and year ended December 31, 2006. The text of the press release is attached as Exhibit 99.1 and is being furnished pursuant to Item 2.02 of Form 8-K (Results of Operations and Financial Condition).

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

          (c)        On January 31, 2007, Inforte issued a release announcing, among other things, that, effective February 1, 2007, Inforte’s current Chief Financial Officer, Nick Heyes (age 42), will become Inforte’s President and Chief Operating Officer. Mr. Heyes joined Inforte in 1999 as the Executive Vice President of Consulting and became Inforte’s Chief Financial Officer in 2003. Stephen Mack, Inforte’s current President and Chief Executive Officer, will relinquish the position of President, but will remain the Chief Executive Officer. Also effective on February 1, 2007, Bill Nurthen (age 33), Inforte’s current Vice President of Finance and Treasurer, will become the new Chief Financial Officer. Mr. Nurthen also joined Inforte in 1999 and was instrumental in building many of Inforte’s financial processes and had significant responsibilities in connection with Inforte’s acquisitions of Compendit, Inc. and GTS Consulting, Inc. The text of the press release is attached as Exhibit 99.1 and is being filed with respect to the subject matter described above pursuant to Item 5.02 of Form 8-K (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers).

          (e)        In connection with such appointments, Inforte’s Compensation Committee approved compensation increases for Nick Heyes and Bill Nurthen. Effective as of February 1, 2007, Nick Heyes’ annual base salary will be $275,000 and Bill Nurthen’s annual base salary will be $160,000. On January 25, 2007, the Compensation Committee also approved a cash bonus plan for Stephen Mack (Chief Executive Officer), Nick Heyes (President and Chief Operating Officer) and Bill Nurthen (Chief Financial Officer). The annual cash bonus target for each of Mr. Mack and Mr. Heyes will be $250,000 and the target for Mr. Nurthen will be $50,000. Award of the bonus for each officer will be determined based on qualitative and quantitative factors relating to corporate and personal goals to be developed by the Committee. The final bonuses for Mr. Mack, Mr. Heyes and Mr. Nurthen will be determined at the end of Inforte’s fiscal year, with final bonus amounts potentially more or less than the targets.

ITEM 7.01	Regulation FD Disclosure

          On January 31, 2007, Inforte issued a release announcing, among other things, that, Inforte had decided to take certain actions with respect to its investment in Provansis LLC as of December 31, 2006. Provansis LLC is a joint venture formed in 2005 in which Inforte made a 19% equity investment and extended a loan. In the last quarter of 2006, Provansis LLC impaired the tangible asset contributed to Provansis LLC by its other major equity holder, prompting Inforte to record its 19% of this loss which was approximately $1.4 million. After recording the loss related to the intangible asset, the remaining Provansis equity investment of $150,000 was also written off. A provision of $2.2 million was made for a loss on the note receivable from Provansis LLC, resulting in a tax impact of $800,000. Inforte reviewed its foreign tax assets and, given the Provansis related write-offs and other non-recurring items in the last three years which have driven overall tax losses, Inforte booked a valuation allowance of $1.1 million. There was no cash impact from any of these actions. The total non-cash expense associated with all these actions was $5.7 million. Inforte made the conclusion to take such actions in connection with the preparation of audited financial statements to be included in its next Annual Report on Form 10-K. The text of the press release is attached as Exhibit 99.1 and is being furnished pursuant to Item 7.01 of Form 8-K (Regulation FD Disclosure).

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits
	Exhibit 99.1	Earnings release issued January 31, 2007, by Inforte Corp., for the quarter and year ended December 31, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORTE CORP.
January 31, 2007	By: /s/ Nick Heyes
Nick Heyes
Chief Financial Officer

EXHIBIT INDEX

No.	Description of Exhibit
99.1	Press Release